Exhibit 99.1

Mama’s Creations Reports Second Quarter Fiscal 2025 Financial Results

Second Quarter Revenues Increase 14% to $28.4 Million

Company Continues Cadence of New Sales Wins, Including an Initial 2,000 Store Placement in Wal-Mart and a Costco National Buy in the Second Half of 2024

EAST RUTHERFORD, NJ – September 10, 2024 – Mama’s Creations, Inc. (NASDAQ: MAMA), a leading national marketer and manufacturer of fresh Deli prepared foods, has reported its financial results for the second quarter ended July 31, 2024.

Financial Summary:

	Three Months Ended July 31,
$ in millions	2024	2023	% Increase
Revenues	$28.4	$24.8	14%
Gross Profit	$6.9	$7.5	(8%)
Operating Expenses	$5.3	$5.2	1%
Net Income	$1.1	$1.7	(34%)
Earnings per Share (Diluted)	$0.03	$0.05	(40%)
Adj. EBITDA (non-GAAP)	$2.7	$3.0	(9%)

Key Second Quarter Fiscal 2025 & Subsequent Operational Highlights:

●	Appointed end-to-end supply chain leader Moore (Skip) Tappan to the role of Chief Operating Officer.

●	Participated and exhibited at leading industry trade shows including the National Restaurant Association Show 2024, International Dairy Deli Bakery Association (IDDBA) 2024 Show, National Association of College & University Food Services (NACUFS) 2024 National Showcase, 2024 UNFI Fresh Specialty Show, and 2024 UNFI Holiday & Winter Show.

○	Introduced multiple incremental products and flavors at IDDBA 2024, including Breakfast Wraps, Grilled Chicken Breast in Vacuum Packs, Meatball Entertaining Sleeves and Gourmet Paninis, each of which have already been sold into customers.

●	Invited to present at leading investor conferences nationally, including the Planet MicroCap Showcase, Craig Hallum Midwest Institutional Investor Conference, and BMO Global Farm to Market Conference.

●	The Company’s common stock was added to the Russell 2000® and Russell 3000® Indexes.
●	Cash and cash equivalents as of July 31, 2024 were $7.4 million, as compared to $11.0 million as of January 31, 2024. The change in cash and cash equivalents was primarily driven by $3.5 million in capital investments and $2.0 million of debt paydown during the quarter.

Management Commentary

“The second fiscal quarter delivered 14% revenue growth to $28.4 million driven by sustained operational execution and a continued focus on our 4 Cs – Cost, Controls, Culture and Catapult,” said Adam L. Michaels, Chairman and CEO of Mama’s Creations. “Continued commodity pressures now reaching multi-year highs and construction-related disruptions from the installation of strategic CapEx projects impacted our gross margin profile. However, successful pricing actions and operating margin gains through these CapEx projects enabled us to maintain a mid-20% gross margin profile, validating our profitable growth strategy that is anchored by our core focus on the 4Cs. We believe we are now positioned to materially improve margins and profitability to fund our high ROI marketing and trade promotion efforts starting in September and beyond, all while more fully realizing our true growth potential.

“Commodity prices increased as of late to historic highs, particularly in chicken, and we believe our proactive efforts to partner with our customers to help offset some of these commodity pressures, combined with improvements in labor and procurement efficiencies, will support a return to the high-end of our historical margin profile. We have also focused on implementing automation and operational efficiency improvements across the organization. We have accelerated CapEx investments to improve our value chain, which are now allowing us to avoid third-party upcharges and reduce labor costs. Recent CapEx investments to improve chicken processing capabilities and related disruptions from construction efforts impacted margins during the quarter, but are expected to more than double our chicken capacity. With construction having been largely completed in September, we now expect margins and chicken throughput to improve materially, enabling our team to sell with confidence and fulfill pent-up demand.

“We recently appointed end-to-end supply chain leader Skip Tappan as our Chief Operating Officer, bringing over 30 years of experience as a senior supply chain executive with significant end-to-end supply chain mastery from time with Gordon Food Service, Walmart, Campbell Soup and Procter & Gamble. Skip has strong strategic and tactical business planning skills and proven ability to deliver significant improvements in broad based operating results, and will be focusing on supply chain optimization, business planning, cash flow and cost optimization, asset utilization and organizational capability.

“In April we were selected by Costco to participate in a ‘Costco Roadshow’ in the Northeast Region, allowing members to sample our products as part of an evaluation for a more permanent placement in Costco clubs both in the region as well as nationally. The roadshow was a success, and our sauce is now confirmed for a full rotation in the Costco Northeast Region this year. We also received our first ever Costco National Buy in which our famous 3lb Meatball sleeve offering will be available in six regions, two of which are new expansions for us, Texas and the Southeast. Costco’s high-volume warehouses are ideal venues for our products, while our strict focus on margins ensures each sale meets our requirements, regardless of customer type.

“Throughout the spring and summer, we continued to enhance our industry presence at high-ROI industry conferences to put our products in front of buyers. These successful events have not only secured new customers but sold new items into existing customers. Our continued marketing investments in trade shows such as these have driven exciting new interest – for example helping us to secure placement of two SKUs in about 2,000 Walmart stores nationally – securing initial penetration into large national retailers where we previously lacked a presence. We expect the same success we have seen recently with our chicken launches in Albertsons and QVC to be replicated at Wal-Mart. Much like Publix, BJs and others, once we get our foot in the door, we often see new items seem to always be requested.

“Looking ahead, with the major construction pressures mostly behind us and seasonal commodity pricing headwinds expected to reverse from recent commodity highs, we believe we are positioned for a return to a steady cadence of margin enhancement back toward historical highs. We believe our CapEx investments, including a doubling of chicken capacity, will enable us to invest surplus gross margin, beyond our goal in the high 20% range, into more and higher ROI trade promotion – from a low single digit percent of revenue today toward our long-term goal of 10%. When taken in tandem with the macro tailwinds supporting the expansion of the deli prepared food section, we are further positioned for profitable growth in the quarters ahead and a transformational fourth quarter and beyond,” concluded Michaels.

Second Quarter Fiscal 2025 Financial Results

Revenue for the second quarter of fiscal 2025 increased 14% to $28.4 million, as compared to $24.8 million in the same year-ago quarter. The increase was largely attributable to successful pricing actions, as well as volume gains driven by increased demand, successful trade promotions, same-customer cross selling of new items and new customer door expansion.

Gross profit totaled $6.9 million, or 24.2% of total revenues, in the second quarter of fiscal 2025, as compared to $7.5 million, or 30.3% of total revenues, in the same year-ago quarter. The difference in gross margin was primarily attributable to significant commodity cost increases from historical averages as well as a non-recurring impact from construction surrounding the now completed installation of strategic CapEx projects, which management estimates negatively impacted corporate gross margins by approximately 500 basis points.

Operating expenses were relatively flat in the aggregate at $5.3 million in the second quarter of fiscal 2025, as compared to $5.2 million in the same year-ago quarter. As a percentage of sales, operating expenses decreased to 18.6% from 21.1% in the same year-ago quarter. Operating expenses as a percentage of sales decreased due to lower payroll expenses, insurance costs, professional fees and freight expenses.

Net income for the second quarter of fiscal 2025 totaled $1.1 million, or $0.03 per diluted share, as compared to net income of $1.7 million, or $0.05 per diluted share, in the same year-ago quarter. Second quarter net income totaled 4.0% of revenue, as compared to 7.0% in the same year-ago quarter.

Adjusted EBITDA, a non-GAAP measure, totaled $2.7 million for the second quarter of fiscal 2025, as compared to $3.0 million in the same year-ago quarter.

Cash and cash equivalents as of July 31, 2024 totaled $7.4 million, as compared to $11.0 million as of January 31, 2024. The change in cash and cash equivalents was primarily driven by $3.5 million in capital investments and $2.0 million of debt paydown. As of July 31, 2024, total debt stood at $6.8 million.

Conference Call

Management will host an investor conference call at 4:30 p.m. Eastern time today, Tuesday, September 10, 2024, to discuss the Company’s second quarter fiscal 2025 financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Q2 FY2025 Earnings Conference Call

Date: Tuesday, September 10, 2024

Time: 4:30 p.m. Eastern time

U.S. Dial-in: 1-877-451-6152

International Dial-in: 1-201-389-0879

Conference ID: 13748306

Webcast: MAMA Q2 FY2025 Earnings Conference Call

Please join at least five minutes before the start of the call to ensure timely participation.

A playback of the call will be available through Thursday, October 10, 2024. To listen, please call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally, using replay pin number 13748306. A webcast replay will also be available using the webcast link above.

About Mama’s Creations, Inc.

Mama’s Creations, Inc. (Nasdaq: MAMA) is a leading marketer and manufacturer of fresh deli prepared foods, found in over 8,000 grocery, mass, club and convenience stores nationally. The Company’s broad product portfolio, born from MamaMancini’s rich history in Italian foods, now consists of a variety of high quality, fresh, clean and easy to prepare foods to address the needs of both our consumers and retailers. Our vision is to become a one-stop-shop deli solutions platform, leveraging vertical integration and a diverse family of brands to offer a wide array of prepared foods to meet the changing demands of the modern consumer. For more information, please visit https://mamascreations.com.

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP measure – Adjusted EBITDA, which is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of financial performance. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization adjusted for stock-based compensation and one-time costs associated with a legal settlement. The company believes this non-GAAP measure, when considered together with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to the company’s results of operations. However, this non-GAAP measure has significant limitations in that it does not reflect all the costs and other items associated with the operation of the company’s business as determined in accordance with GAAP. In addition, the company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies. Therefore, investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. A reconciliation of Adjusted EBITDA to net income, its corresponding GAAP measure, is shown below.

US-GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED
	31-Jul-24
	2024	2023
Net Income (Loss)	$1,148	$1,742
Depreciation	314	263
Amortization	528	315
Taxes	401	430
Interest, net	59	182
Share Based Compensation	205	105
Adjusted EBITDA (Non-GAAP)	$2,746	$3,016

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information about management’s view of the Company’s future expectations, plans and prospects, including future business opportunities or strategies and are generally preceded by words such as “may,” “believe,” “future,” “plan” or “planned,” “will” or “should,” “expect,” “anticipates,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of known and unknown risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors , including the impacts of public health emergencies, such as the COVID-19 pandemic, on our business, financial condition and results of operations, and our inability to mitigate such impacts; the adequacy of our liquidity to pursue our business objectives; reliance on a limited number of customers; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; pricing pressures in the market and lack of control over the pricing of raw materials and freight; entry of new competitors and products; adverse federal, state and local government regulation (including, but not limited to, the Food and Drug Administration); liability related to the consumption of our products ability to secure placement of our products in key retail locations; wage and price inflation; maintenance of quality control; and issues related to the enforcement of our intellectual property rights, and other risks identified in the Company’s 10-K for the fiscal year ended January 31, 2024 and other filings made by the Company with the Securities and Exchange Commission.

Investor Relations Contact:

Lucas A. Zimmerman

Managing Director

MZ Group – MZ North America

(949) 259-4987

MAMA@mzgroup.us

www.mzgroup.us

Mama’s Creations, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	July 31, 2024	January 31, 2024
	(Unaudited)
Assets:

Current Assets:
Cash and cash equivalents	$7,368	$11,022
Accounts receivable, net	8,126	7,859
Inventories, net	2,848	3,310
Prepaid expenses and other current assets	1,364	1,375
Total current assets	19,706	23,566

Property, plant, and equipment, net	7,272	4,436
Intangible assets, net	4,211	4,979
Goodwill	8,633	8,633
Operating lease right of use assets, net	2,643	2,889
Deferred tax asset	390	503
Deposits	95	95
Total Assets	$42,950	$45,101

Liabilities and Stockholders’ Equity:

Liabilities:
Current Liabilities:
Accounts payable and accrued expenses	$9,793	$12,425
Term loan, net of unamortized debt discount of $28 and $38, respectively	1,524	1,514
Operating lease liabilities	428	434
Finance leases payable	358	367
Promissory notes – related parties	2,250	1,950
Total current liabilities	14,353	16,690

Line of credit	—	—
Operating lease liabilities – net of current	2,278	2,515
Finance leases payable – net of current	1,044	1,062
Promissory note – related party, net of current	750	2,250
Term loan – net of current	2,228	3,003
Total long-term liabilities	6,300	8,830

Total Liabilities	20,653	25,520

Commitments and contingencies (Notes 9 and 10)

Stockholders’ Equity:
Series A Preferred stock, $0.00001 par value; 120,000 shares authorized; 23,400 issued as of July 31, 2024 and January 31, 2024, respectively, 0 shares outstanding as of July 31, 2024 and January 31, 2024, respectively	—	—
Series B Preferred stock, $0.00001 par value; 200,000 shares authorized; 0 and 0 issued and outstanding as of July 31, 2024 and January 31, 2024 respectively	—	—
Preferred stock, $0.00001 par value; 19,680,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.00001 par value; 250,000,000 shares authorized; 37,663,041 and 37,488,239 shares issued as of July 31, 2024 and January 31, 2024, respectively, 37,433,041 and 37,258,239 shares outstanding as of July 31, 2024 and January 31, 2024, respectively	—	—
Additional paid in capital	24,293	23,278
Accumulated deficit	(1,846)	(3,547)
Less: Treasury stock, 230,000 shares at cost	(150)	(150)
Total Stockholders’ Equity	22,297	19,581
Total Liabilities and Stockholders’ Equity	$42,950	$45,101

Mama’s Creations, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2024	2023	2024	2023

Net sales	$28,382	$24,790	$58,220	$47,911

Costs of sales	21,503	17,284	43,878	34,034

Gross profit	6,879	7,506	14,342	13,877

Operating expenses:
Research and development	93	95	197	166
Selling, general and administrative expenses	5,174	5,136	11,760	9,493
Total operating expenses	5,267	5,231	11,957	9,659

Income from operations	1,612	2,275	2,385	4,218

Other income (expenses)
Interest expense	(122)	(182)	(249)	(359)
Interest income	63	—	155	—
Amortization of debt discount	(4)	(6)	(10)	(11)
Other income	—	7	—	27
Total other expenses	(63)	(181)	(104)	(343)

Net income before income tax provision and income from equity method investment	1,549	2,094	2,281	3,875

Income from equity method investment	—	78	—	223
Income tax expense	(401)	(430)	(580)	(954)

Net income	1,148	1,742	1,701	3,144

Less: series B preferred dividends	—	(21)	—	(49)

Net Income available to common stockholders	1,148	1,721	1,701	3,095

Net income per common share
– basic	$0.03	$0.05	$0.05	$0.09
– diluted	$0.03	$0.05	$0.04	$0.08

Weighted average common shares outstanding
– basic	37,336	36,855	37,298	36,628
– diluted	39,604	37,490	39,535	37,195

Mama’s Creations, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Six Months Ended July 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,701	$3,144
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	606	512
Amortization of debt discount	10	11
Amortization of right of use assets	270	112
Amortization of intangibles	768	304
Stock-based compensation	521	110
Allowance for obsolete inventory	—	93
Change in deferred tax asset	113	649
Income from equity method investment	—	(223)
Changes in operating assets and liabilities:
Allowance for doubtful accounts	—	140
Accounts receivable	(267)	1,127
Inventories	462	234
Prepaid expenses and other current assets	(522)	347
Security deposits	—	(18)
Accounts payable and accrued expenses	(2,161)	(3,049)
Operating lease liability	(267)	(135)
Net Cash Provided by Operating Activities	1,234	3,358

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for fixed assets	(2,740)	(253)
Cash paid for investment in Chef Inspirational Foods, LLC, net	—	(646)
Net Cash (Used in) Investing Activities	(2,740)	(899)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of term loan	(776)	(776)
Repayment of line of credit, net	—	(390)
Repayment of related party note	(1,200)	—
Repayment of finance lease obligations	(196)	(93)
Payment of Series B Preferred dividends	—	(49)
Proceeds from exercise of stock options	44	28
Net Cash (Used in) Financing Activities	(2,128)	(1,280)

Net (Decrease) Increase in Cash	(3,634)	1,179

Cash and cash equivalents at beginning of period	11,022	4,378

Cash and cash equivalents at end of period	$7,388	$5,557

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income taxes	$871	$113
Interest	$223	$313

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of series B preferred stock to common stock	$—	$—
Finance lease asset additions	$169	$903
Right of use asset recognized	$873	$—
Write-off of right of use asset	$897	$—
Related party debt incurred for purchase of Chef Inspirational Foods, LLC	$—	$2,700
Settlement of liability in common stock	$—	$50
Issuance of stock for director settlement	$450	$—
Receipt of fixed assets for deposits which were previously placed	$533	$—